Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS
AND REAFFIRMS 2009 OUTLOOK
Core brand performance drives U.S. market share gain

•	Net Sales increase 6.5%

•	Earnings per share-diluted of $0.33 as reported and $0.38 from operations

•	FDMxC performance solid, resulting in a 0.5 point market share gain in the U.S.

•	Outlook reaffirmed for 2009, growth in net sales 2-3%, with earnings per share- diluted from operations to increase, but less than long-term objective of 6-8%

HERSHEY, Pa., April 23, 2009 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended April 5, 2009. Consolidated net sales were $1,236,031,000 compared with $1,160,342,000 for the first quarter of 2008. Reported net income for the first quarter of 2009 was $75,894,000, or $0.33 per share-diluted, compared with $63,245,000, or $0.28 per share-diluted, for the comparable period of 2008.

For the first quarters of 2009 and 2008, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $19.0 million and $30.7 million, or $0.05 and $0.09 per share-diluted, respectively.  These charges were associated with the Global Supply Chain Transformation (“GSCT”) program.  Adjusted net income, which excludes these net charges, also referred to in this release as “net income from operations,” was $85,992,000 or $0.38 per share-diluted in the first quarter of 2009, compared with $83,915,000, or $0.37 per share-diluted in the first quarter of 2008, an increase of 2.7 percent in earnings per share-diluted.

Total GSCT program costs to date are $549.0 million. The forecast for total charges related to the program is now $615 million to $665 million and includes $40 million to $65 million of non-cash pension settlement charges, discussed in prior quarters and described in Appendix A.  For 2009, total GAAP charges related to the GSCT program are expected to be $85 million to $120 million, including non-cash pension settlement charges of $40 million to $50 million.

First Quarter Performance and Outlook

“Hershey’s first quarter results represent a good start to 2009,” said David J. West, President and Chief Executive Officer. “Performance was solid with gains in net sales, profitability and U.S. market share.  Net sales increased by 6.5 percent driven by the pricing action announced in August 2008 and a longer Easter season, partially offset by unfavorable foreign currency exchange rates and volume declines driven by pricing elasticity.

“U.S. retail takeaway for the 12-weeks ended March 22, 2009, excluding the impact of Easter seasonal activity in the year ago and current period was up 7.4 percent, in channels that account for over 80 percent of our retail business.  In the channels measured by syndicated data, U.S. market share, including Easter seasonal activity in the year ago and current period, increased 0.5 points. This performance reflects solid market share gains within our core chocolate and sugar confectionery businesses as we gained market share in all classes of trade on both an everyday and seasonal basis.  Convenience store results were particularly strong with retail takeaway up high single digits driven by pricing and a comparison to soft performance in the year ago period.  Hershey seasonal performance was also strong as we gained market share in the Valentine’s period.  Preliminary data indicate an Easter season market share gain as well.  Driving the successful core brand performance in the quarter was our balanced commitment to brand-building initiatives, including advertising, up about 40 percent versus the year ago period, seasonal programs and retail coverage.

“First quarter profitability benefited from net price realization, better volume trends than we had initially expected and supply chain efficiencies and productivity.  A portion of these gains was offset by higher commodity and pension costs as well as increased levels of brand-building investment spending.

 “We have good U.S. marketplace momentum as we enter the second quarter.  Incremental year-over-year advertising, in-store programming and focused retail execution will continue throughout the remainder of 2009.  However, as we previously reported, we expect that consumers will now begin to see higher promoted retail price points on our seasonal and everyday take-home packaged candy through the balance of the year.  We still expect full year net sales growth of 2-3 percent.  We continue to estimate that our year-over-year annual pension and commodity cost increases will be significant.  To date, dairy costs are favorable versus our initial estimates.  If dairy spot market prices remain at current levels for the balance of the year, we would expect the year-over-year annual commodity cost impact to be somewhat less than our initial estimate of $175 million.  Therefore, despite the uncertainty related to volume declines due to pricing elasticity, we have confidence that earnings per share-diluted from operations will increase, but less than the long-term objective of 6-8 percent,” West concluded.

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

In 2008, the Company recorded GAAP charges of $130.0 million, or $0.38 per share-diluted, attributable to the GSCT program and $45.7 million, or $0.13 per share-diluted, related to intangible trademark values, primarily Mauna Loa, recorded in the fourth quarter of 2008.  Additionally, the Company recorded business realignment and impairment charges of $4.9 million, or $0.01 per share-diluted, related to the business realignment in Brazil.

In 2009, the Company expects to record total GAAP charges, including possible non-cash pension settlement charges (see Appendix A), of about $85 million to $120 million, or $0.24 to $0.33 per share-diluted.

The GSCT program is expected to result in total pre-tax charges and non-recurring project implementation costs of $615 million to $665 million, including possible non-cash pension settlement charges (see Appendix A) in 2009 and 2010. Total charges include project management and start-up costs of approximately $60 million.

Appendix A

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (as amended) (“SFAS No. 88”) requires pension settlement charges to be recorded if withdrawals from pension plans in a calendar year exceed a certain level.

Pension settlement charges are non-cash charges for the Company.  Such charges accelerate the recognition of pension expenses related to actuarial gains and losses resulting from interest rate changes and differences in actual versus assumed returns on pension assets. The Company normally amortizes actuarial gains and losses over a period of about 13 years.

The GSCT program charges recorded in 2007 and 2008 included pension settlement charges of approximately $25 million as employees leaving the Company under the program have withdrawn lump sums from the defined benefit pension plans.

In addition to the settlement charges reflected above, incremental SFAS No. 88 pension settlement charges of $40 million to $65 million were added to the total GSCT program estimates based upon the current trends of employee withdrawals, with $40 million to $50 million of this amount projected for 2009.

The GSCT program is expected to result in total pre-tax charges and non-recurring project implementation costs of $615 million to $665 million, including estimated pension settlement charges in 2009 and 2010.

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs and selling price increases; market demand for our new and existing products; political, economic, and/or financial market conditions; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; our ability to achieve expected ongoing annual savings from our supply chain transformation and the implementation of our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; and such other matters as discussed in our Annual Report on Form 10-K for 2008.  All information in this press release is as of April 23, 2009. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:00 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

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FINANCIAL CONTACT:	Mark Pogharian	717-534-7556
MEDIA CONTACT:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended April 5, 2009 and March 30, 2008
(in thousands except per share amounts)

	First Quarter

	2009	2008

Net Sales	$1,236,031	$1,160,342

Costs and Expenses:
Cost of Sales	795,803	783,890
Selling, Marketing and Administrative	274,456	249,949
Business Realignment and Impairment Charges, net	12,838	4,085

Total Costs and Expenses	1,083,097	1,037,924

Income Before Interest and Income Taxes (EBIT)	152,934	122,418
Interest Expense, net	23,896	24,386

Income Before Income Taxes	129,038	98,032
Provision for Income Taxes	53,144	34,787

Net Income	$75,894	$63,245

Net Income Per Share - Basic – Common	$0.34	$0.29
- Basic – Class B	$0.31	$0.26
- Diluted – Common	$0.33	$0.28

Shares Outstanding - Basic – Common	166,767	166,771
- Basic – Class B	60,711	60,806
- Diluted – Common	228,284	228,926

Key Margins:
Gross Margin	35.6%	32.4%
EBIT Margin	12.4%	10.6%
Net Margin	6.1%	5.5%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended April 5, 2009 and March 30, 2008
(in thousands except per share amounts)

	First Quarter

	2009		2008

Net Sales	$1,236,031		$1,160,342

Costs and Expenses:
Cost of Sales	791,752	(a)	758,736	(b)
Selling, Marketing and Administrative	272,373	(c)	248,515	(d)
Business Realignment and Impairment Charges, net	---	(e)	---	(f)

Total Costs and Expenses	1,064,125		1,007,251

Income Before Interest and Income Taxes (EBIT)	171,906		153,091
Interest Expense, net	23,896		24,386

Income Before Income Taxes	148,010		128,705
Provision for Income Taxes	62,018		44,790

Adjusted Net Income	$85,992		$83,915

Adjusted Net Income Per Share - Basic – Common	$0.39		$0.38
- Basic – Class B	$0.35		$0.34
- Diluted – Common	$0.38		$0.37

Shares Outstanding - Basic – Common	166,767		166,771
- Basic – Class B	60,711		60,806
- Diluted – Common	228,284		228,926

Key Margins:
Adjusted Gross Margin	35.9%		34.6%
Adjusted EBIT Margin	13.9%		13.2%
Adjusted Net Margin	7.0%		7.2%

(a)	Excludes business realignment and impairment charges of $4.1 million pre-tax or $2.5 million after-tax for the first quarter of 2009.
(b)	Excludes business realignment and impairment charges of $25.2 million pre-tax or $17.5 million after-tax for the first quarter of 2008.
(c)	Excludes business realignment and impairment charges of $2.1 million pre-tax or $1.2 million after-tax for the first quarter of 2009.
(d)	Excludes business realignment and impairment charges of $1.4 million pre-tax or $.6 million after-tax for the first quarter of 2008.
(e)	Excludes business realignment and impairment charges of $12.8 million pre-tax or $6.4 million after-tax for the first quarter of 2009.
(f)	Excludes business realignment and impairment charges of $4.1 million pre-tax or $2.6 million after-tax for the first quarter of 2008.

The Hershey Company
Consolidated Balance Sheets
As of April 5, 2009 and December 31, 2008
(in thousands of dollars)

Assets	2009	2008

Cash and Cash Equivalents	$70,936	$37,103
Accounts Receivable - Trade (Net)	331,031	455,153
Deferred Income Taxes	61,018	70,903
Inventories	572,767	592,530
Prepaid Expenses and Other	171,018	189,256

Total Current Assets	1,206,770	1,344,945

Net Plant and Property	1,447,114	1,458,949
Goodwill	555,024	554,677
Other Intangibles	123,559	110,772
Deferred Income Taxes	19,303	13,815
Other Assets	154,774	151,561

Total Assets	$3,506,544	$3,634,719

Liabilities and Stockholders' Equity

Loans Payable	$374,849	$501,504
Accounts Payable	239,634	249,454
Accrued Liabilities	431,782	504,065
Taxes Payable	57,081	15,189

Total Current Liabilities	1,103,346	1,270,212

Long-Term Debt	1,505,281	1,505,954
Other Long-Term Liabilities	503,602	504,963
Deferred Income Taxes	7,697	3,646

Total Liabilities	3,119,926	3,284,775

Total Stockholders' Equity	386,618	349,944

Total Liabilities and Stockholders’ Equity	$3,506,544	$3,634,719